Exhibit 23.1

                          Independent Auditors' Consent



The Board of Directors
Jack in the Box Inc.:


We consent to incorporation by reference in the registration statement Nos. 33-67450, 33-54602, 33-51490, 333-85669 and 333-26781 on Form S-8 of Jack in the
Box Inc. of our report dated November 7, 2003, relating to the consolidated balance sheets of Jack in the Box Inc. and subsidiaries as of September 28, 2003 and September 29, 2002, and the related consolidated statements of earnings, cash flows and stockholders' equity for the fifty-two weeks ended September 28, 2003, September 29, 2002 and September 30, 2001, which report appears in the September 28, 2003 annual report on Form 10-K of Jack in the Box Inc. and subsidiaries, and to the reference to our firm under the heading "Selected Financial Data" in Item 6 of the referenced Form 10-K.





                                    KPMG LLP



San Diego, California
December 12, 2003